                                                                    EXHIBIT 4.23

               Master Development and Purchase Agreement Between
        Harrah's Operating Company, Inc. and Mikohn Gaming Corporation

     This Master Development and Purchase Agreement (the "Master Agreement") between Harrah's Operating Company, Inc., a Delaware corporation ("HOC") and Mikohn Gaming Corporation, a Nevada corporation ("MIKN"), is entered into as of April 27, 1998 (the "Effective Date").

                                   Recitals

     A. HOC is owner of all rights, title and interest in and to certain intellectual property rights related to a patented system for the tracking of players and management of information in connection with live table gaming, known as "Total Track", bearing U.S. patent number 5,613,912, and a related patent application, software, documentation and specifications.

     B. HOC and MIKN desire that MIKN assist HOC in the completion of the development of certain hardware and software for Total Track and that MIKN develop related computer and network systems for the tracking of players and management of information in connection with live table gaming, which integrate Total Track with MIKN's proprietary "SafeTrack" system and integrate Total Track with MIKN's proprietary "SafeJack" system.

     C. Upon completion of MIKN's development efforts, MIKN desires to sell and HOC desires to purchase from MIKN Total Track, the integrated Total Track/SafeTrack system, the integrated Total Track/SafeJack System, and various maintenance and other related services accompanying such products.

     D. Contemporaneously with this Master Agreement, the parties are entering into (i) an Intellectual Property License Agreement which is attached hereto in Exhibit A and which grants MIKN, among other things, a license to use certain intellectual property rights owned by HOC relating to Total Track , and (ii) a Registration Rights Agreement which is attached hereto in Exhibit C and which governs certain obligations of MIKN and rights of HOC with respect to registration of MIKN common shares with the Securities Exchange Commission.

     NOW, THEREFORE, in consideration of the mutual promises and of the performance of the mutual covenants contained herein, the parties agree as follows:

1.   DEFINITIONS

     1.1 "Additional License Fee" shall have the definition provided in Section
          ----------------------
8.1.2.

     1.2 "Additional Components" means the additions to the Base TT System
          ---------------------
described in Section 2.3.

     1.3 "Affiliate" means any person or entity Controlling, Controlled by or
          ---------
under common Control with, directly or indirectly, another person or entity. For purposes of this definition, "Control" means the power to direct the management or affairs of a person or entity by voting securities, membership interests or similar interests, by contract or otherwise.

     1.4  "Arbitrable Matters" shall have the definition provided in Section 11.
           ------------------

     1.5  "Base TT System" means the system of computer and network software and
           --------------
hardware for the tracking of players and management of information in connection with live table gaming as known as "Total Track" as delivered by HOC to MIKN on or about the Closing Date, the components of which are listed on the attached Exhibit K.

     1.6  "Base TT System Table" means a live gaming table connected to the Base
           --------------------
TT System.

     1.7  "Base TT System Technology" means all designs, algorithms, procedures,
           -------------------------
know how, software, schematics, specifications, prototypes, and other tangible embodiments of technology relating to the design, development, use, installation and testing of the Base TT System owned or licensable by HOC as of the Closing Date.

     1.8  "Bonus License Fee" shall have the definition provided in Section
           -----------------
8.1.3.

     1.9  "Closing Date" means the date upon which this Master Agreement, the
           ------------
License Agreement, and the Registration Rights Agreement have been executed by both HOC and MIKN.

     1.10 "Common Stock Event" shall have the definition provided in Section
           ------------------
8.1.4.

     1.11 "Confidential Information" means, with respect to either party, this
           ------------------------
Master Agreement, the License Agreement, the Registration Rights Agreement, the Service and Maintenance Agreements and any confidential business and technical information, whether or not patentable or copyrightable, that the disclosing party identifies as confidential or proprietary at the time it is disclosed or delivered to the receiving party or which the receiving party has reason to know the disclosing party would like to keep confidential for business reasons, such as maintenance of a competitive advantage or protection of intellectual property rights. Confidential Information will not include any information that was rightfully known to the receiving party before the receiving party's access to such information hereunder, or that the receiving party rightfully receives from a third party not under obligation of confidentiality, or that is or becomes publicly known or available other than as a result of a breach of this Master Agreement.

     1.12 "Deficiencies" shall have the definition provided in Sections 2.2.1
           ------------
and 2.4.

     1.13 "Event of Default of MIKN" shall have the definition provided in
           ------------------------
Section 10.2.

     1.14 "Event of Default of HOC" shall have the definition provided in
           -----------------------
Section 10.4.

     1.15 "Final TT Specifications" means the functional design specifications
           -----------------------
for the hardware and software components of the TT System, including the Preliminary TT

Specifications and such changes or additions to these specifications created to specify the Additional Components and such other changes or additions to which the parties may agree pursuant to Section 2.1 below.

     1.16 "First AC Deficiency Correction Period" shall have the definition
           -------------------------------------
provided in Section 2.4.

     1.17 "First TT Deficiency Correction Period" shall have the definition
           -------------------------------------
provided in Section 2.2.2.

     1.18 "HOC Properties" refers to casino properties owned, managed or
           --------------
franchised by HOC or its Affiliates.

     1.19 "Initial License Fee" shall have the definition provided in Section
           -------------------
8.1.

     1.20 "Initial Market Price" shall be computed by taking the average of the
           --------------------
high and low price of MIKN Shares on the NASDAQ National Market System on the last trading day prior to the Closing Date.

     1.21 "Initial Twelve Month Period" shall have the definition provided in
           ---------------------------
Section 7.1.3.

     1.22 "License Agreement" means the license agreement attached hereto in
           -----------------
Exhibit A to be executed by HOC and MIKN contemporaneously with this Agreement.

     1.23 "License Fees" means, collectively, the fees set out in Section 8.
           ------------

     1.24 "Licensed Patents" shall have the definition provided in Section 1.5
           ----------------
of the License Agreement.

     1.25 "Service and Maintenance Agreements" means any agreement between an
           ----------------------------------
HOC Property and MIKN entered into pursuant to Sections 4.3 and 4.4 below with respect to the service and maintenance of the Base TT System, TT System, TT/ST System and/or TT/SJ System.

     1.26 "Mikohn Shares" means the common stock of Mikohn Gaming Corporation, a
           -------------
corporation existing under the laws of Nevada, having a par value of $0.10 each, each of which is, or shall be when transferred to HOC, validly issued, fully paid and non-assessable and which common stock is listed for open market trading on the NASDAQ National Market System.

     1.27 "Minimum" shall have the definition provided in Section 6.1.
           -------

     1.28 "Minimum Date" shall have the definition provided in Section 6.1.
           ------------

     1.29 "Preliminary TT Specifications" means the functional design
           -----------------------------
specifications for the hardware and software components of the Base TT System, which are attached hereto as Exhibit F.

     1.30 "Registration Rights Agreement" means the registration rights
           -----------------------------
agreement attached
hereto in Exhibit C to be executed by HOC and MIKN contemporaneously with this Agreement.

     1.31 "SafeJack System" means MIKN's hardware and software product known as
           ---------------
"SafeJack".

     1.32 "SafeTrack System" means MIKN's hardware and software product known as
           ----------------
"SafeTrack," which enables the tracking of actual bets of players using chips at live gaming tables.

     1.33 "Second AC Deficiency Correction Period" shall have the definition
           --------------------------------------
provided in Section 2.4.

     1.34 "Second TT Deficiency Correction Period" shall have the definition
           --------------------------------------
provided in Section 2.2.1.

     1.35 "Service and Maintenance Agreement" means the form of service and
           ---------------------------------
maintenance agreement attached in Exhibit E hereto, pursuant to which MIKN will render service and maintenance with respect to the Base TT System, the TT System, the TT/ST System and the TT/SJ System at the various HOC Properties.

     1.36 "Substantially Equivalent" means with respect to persons, the same
           ------------------------
number of persons assigned to a project or task by each party and with respect to money, to equal contributions of money by each party at on or about the same time.

     1.37 "TT Acceptance Tests" means the acceptance tests and test protocols
           -------------------
for the Base TT System and the Additional Components to be mutually agreed upon by HOC and MIKN pursuant to Section 2.1 below.

     1.38 "TT System Development Schedule" means the schedule for development of
           ------------------------------
the TT System set forth in Exhibit B.

     1.39 "TT System" means both the Base TT System in the form as accepted by
           ---------
MIKN pursuant to Section 2.2.1 and such Base TT System with the Additional Components. The parties shall complete an Exhibit G which shall list the components of the TT System and the Final TT Specifications.

     1.40 "TT System Table" means a live gaming table connected to the TT
           ---------------
System.

     1.41 "TT/SJ Acceptance Tests" means the acceptance tests and test protocols
           ----------------------
for the TT/SJ System to be mutually agreed upon by HOC and MIKN pursuant to
Section 3.4.

     1.42 "TT/SJ Schedule" means the schedule for development of the TT/SJ
           --------------
System as developed by the parties pursuant to Section 3.4.

     1.43 "TT/SJ Specifications" means the functional design specifications for
           --------------------
the hardware and software components of the TT/SJ System as developed by the parties pursuant to Section 3.4.

     1.44 "TT/SJ System" means the system of computer and network software and
           ------------
hardware, including a minimum of seven hundred (700) specialized gaming tokens or chips containing RF transmitters, in denominations as specified by HOC, for the tracking of players and management of information in connection with live table gaming resulting from MIKN's obligations hereunder to integrate the TT System with MIKN's SafeJack System. Following such integration, the parties shall complete an Exhibit I which shall list the components of the TT/SJ System and the TT/SJ Specifications.

     1.45 "TT/SJ System Table" means a live gaming table connected to the TT/SJ
           ------------------
System.

     1.46 "TT/ST Acceptance Tests" means the acceptance tests and test protocols
           ----------------------
for the TT/ST System to be mutually agreed upon by HOC and MIKN pursuant to
Section 3.1 below.

     1.47 "TT/ST Schedule" means the schedule for development of the TT/ST
           --------------
System to be agreed to by the parties pursuant to Section 3.1 below.

     1.48 "TT/ST Specifications" means the functional design specifications for
           --------------------
the hardware and software components of the TT/ST System as developed by the parties pursuant to Section 3.1.

     1.49 "TT/ST System" means the system of computer and network software and
           ------------
hardware, including a minimum of seven hundred (700) specialized gaming tokens or chips containing RF transmitters, in denominations as specified by HOC, for the tracking of players and management of information in connection with live table gaming resulting from MIKN's obligations hereunder to integrate the TT System with MIKN's SafeTrack System. Following such integration, the parties shall complete an Exhibit D which shall list the components of the TT/ST System and the TT/ST Specifications.

     1.50 A "TT/ST System Table" means a live gaming table connected to the
             ------------------
TT/ST System.

     1.51 "TT System Intellectual Property Rights" shall have the definition
           --------------------------------------
provided in Section 1.15 of the License Agreement.

     1.52 "Turnover Date" shall have the definition provided in Section 2.2.
           -------------

2.   TURNOVER AND DEVELOPMENT OF THE BASE TT SYSTEM AND THE TT SYSTEM

     2.1 TT Specifications. Within [] days after the Closing Date, the parties
         -----------------
will agree in writing to the TT Acceptance Tests for the Base TT System. Within [] days after the Closing Date, the parties will agree in writing to the Final TT Specifications and the TT Acceptance Tests for the Additional Components. Once agreed, modifications may not be made to the Final TT Specifications without both parties' prior written consent. If any subsequent modification to the Final TT Specifications materially increases the cost to MIKN to develop or manufacture the TT

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

System, HOC and MIKN shall enter into good faith negotiations to agree upon appropriate adjustments to the prices HOC shall pay for the TT System hereunder.

     2.2   Timing of the Turnover of the Base TT System. The parties agree to
           --------------------------------------------
use reasonable commercial efforts and Substantially Equivalent resources to complete the turnover to MIKN of the installation, maintenance and further development (as described herein) of the Base TT System software and hardware within [] days after the Closing Date (the "Turnover Date"). The parties shall
                                            -------------
exert commercially reasonable efforts in good faith to achieve the Turnover Date. It is understood, however, that HOC's initial installation of the Base TT System in Atlantic City, NJ is not fully operational as of the Closing Date. Accordingly, both parties agree that should the time necessary to make it fully operational materially and adversely impact the parties' achieving the Turnover Date, HOC and MIKN will mutually agree in writing to a revised Turnover Date.

     2.2.1 Acceptance by MIKN of the Base TT System. On or within [] days
           ----------------------------------------
following the Closing Date, MIKN and HOC will jointly commence the TT Acceptance Tests on the Base TT System at HOC's Affiliates' casino in Lake Tahoe, Nevada. As part of the TT Acceptance Tests, MIKN and HOC will test and evaluate the Base TT System in order to ensure that it conforms to the Preliminary TT Specifications. Within [] days after commencement of the TT Acceptance Tests, MIKN shall deliver a written acceptance to HOC or schedule a meeting with HOC to occur on or before such [] day to discuss non-conformities between the Base TT System and the Preliminary Specifications or any other deficiency in the Base TT System that causes it not to pass all of the applicable TT Acceptance Tests (such non-conformities and deficiencies will be referred to collectively as "Deficiencies"). At the conclusion of such meeting, MIKN shall approve of the
 ------------
Base TT System or shall specify Deficiencies. Within a mutually agreed time period after such meeting (the "First TT Deficiency Correction Period"), not to
                                -------------------------------------
exceed [    ] days, HOC will exert best efforts to correct the Deficiencies so that the Base TT System conforms to the Preliminary TT Specifications and passes all of the applicable TT Acceptance Tests. If the Deficiencies are not corrected within such First TT Deficiency Correction Period, HOC and MIKN will again meet in person to review the Base TT System. At the conclusion of such meeting, MIKN shall approve the Base TT System or shall specify Deficiencies. If MIKN specifies Deficiencies, HOC will exert best efforts to correct the Deficiencies within a mutually agreed time period, not to exceed [] days ("Second TT Deficiency Period"). If the Deficiencies are not corrected within
  ---------------------------
such Second Deficiency Period, HOC and MIKN will meet in person to review the Base TT System. At the conclusion of such meeting, MIKN shall approve of the Base TT System or shall specify Deficiencies. If MIKN specifies Deficiencies, MIKN may, at its sole discretion, (i) extend the TT Deficiency Correction Period for the Deficiencies by a period determined by MIKN and permit the foregoing procedure to be repeated until MIKN accepts the Base TT System or finally rejects the Base TT System, or (ii) terminate this Agreement, the Registration Rights Agreement and the License Agreement, and, upon such termination(s), HOC shall return and deliver to MIKN the Initial License Fee, and HOC shall thereafter have no further liability of any kind to MIKN resulting from or arising out of such termination, and MIKN shall return to HOC all tangible embodiments of the Base TT System Technology within MIKN's possession or control. MIKN shall notify HOC in writing in the event that MIKN accepts the Base TT System as having passed all of the applicable TT Acceptance Tests. Following the successful conclusion of the TT Acceptance Tests on the Base TT System, MIKN will not make any modifications to the Base TT System without HOC's prior

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

written consent. If MIKN does not approve or reject the Base TT System or specify in writing Deficiencies requiring correction within [] after the commencement of the TT Acceptance Tests or the conclusion of a Deficiency Correction Period, the Base TT System shall be deemed approved by MIKN.

     2.3 Joint Completion of Additional Components to the TT System. The parties
         ----------------------------------------------------------
shall, within [] days of the Closing Date: (i) agree upon the resources necessary and schedule for completing development and acceptance testing of; and
(ii) thereafter devote mutually agreed upon Substantially Equivalent resources to achieve completion of the following components of the TT System (the "Additional Components"):
 ---------------------

          (a)  Development and testing of software for games other than blackjack;

          (b)  Engineering of card reader placements for games other than blackjack;

          (c)  "Total View" functionality;

          (d)  Table accounting transaction entry screens and messaging to HOC's

          Casino Management System; and

          (e)  In-rail card readers.

     MIKN shall notify HOC when MIKN has determined that the Additional Components are ready for administration of the TT Acceptance Tests.

     2.4  Acceptance by HOC of the Additional Components. Upon notification by
          ----------------------------------------------
MIKN pursuant to Section 2.3 above that the Additional Components are ready for the commencement of the TT Acceptance Tests and consistent with the schedule set forth on Exhibit B, MIKN and HOC will jointly conduct the TT Acceptance Tests on the Additional Components. As part of the TT Acceptance Tests, HOC will test and evaluate the Additional Components in order to ensure that the Additional Components conform to the applicable part of the Final TT Specifications. Within [] days after commencement of the TT Acceptance Tests, HOC shall deliver a written acceptance to MIKN, or schedule a meeting with MIKN to occur on or before such [] day to discuss non-conformities between the Additional Components and the Final TT Specifications or any other deficiency in the Additional Components that causes them not to pass all of the applicable TT Acceptance Tests (such non-conformities and deficiencies will be referred to collectively as "Deficiencies"). At the conclusion of such meeting, HOC shall approve of the
    ------------
Additional Components or shall specify Deficiencies. Within a mutually agreed time period after such meeting (the "First AC Deficiency Correction Period"),
                                     -------------------------------------
not to exceed [    ] days, MIKN will exert best efforts to correct the
Deficiencies so that the Additional Components conform to the Final TT Specifications and pass all of the applicable TT Acceptance Tests. If the Deficiencies are not corrected within such First AC Deficiency Correction Period, HOC and MIKN will meet in person to review the Additional Components. At the conclusion of such meeting, HOC shall approve the Additional Components or shall

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

specify Deficiencies. If HOC specifies Deficiencies, MIKN will exert best efforts to correct the Deficiencies within a mutually agreed time period, not to exceed [] days (the "Second AC Deficiency Correction Period"). If the
                     --------------------------------------
Deficiencies are not corrected within such Second AC Deficiency Correction Period, HOC and MIKN will meet in person to review the Additional Components. At the conclusion of such meeting, HOC shall approve of the Additional Components or shall specify Deficiencies. If HOC specifies Deficiencies, HOC may, at its sole discretion, (i) extend the Second AC Deficiency Correction Period for the Deficiencies by a period determined by HOC and permit the foregoing procedure to be repeated until HOC accepts the Additional Components or finally rejects the Additional Components, or (ii) exercise its rights and remedies under Section
10.3 hereof. HOC shall notify MIKN in writing in the event that HOC accepts the Additional Components as having passed all of the applicable TT Acceptance Tests. Following successful completion of the TT Acceptance Tests, MIKN will not make any modifications to the Additional Components without both parties' prior written consent. If HOC does not approve or reject the Additional Components or specify in writing Deficiencies requiring correction within [] days after the commencement of the TT Acceptance Tests or the conclusion of a Deficiency Correction Period, the Additional Components shall be deemed approved by HOC.

     2.5 Transition of the Base TT System. As expeditiously as possible after
         --------------------------------
the Closing Date, HOC will transfer to MIKN one (1) copy of the tangible embodiments of the Base TT System Technology within HOC's possession or control. Between the Closing Date and the Turnover Date, but as expeditiously as reasonably possible, the parties will work together to facilitate a smooth and efficient transfer to MIKN of the know how concerning the Base TT System. Following the Turnover Date, in order to facilitate the development contemplated by Section 2.3, HOC agrees to devote a reasonable amount of time of its personnel who are knowledgeable about the Base TT System to be available to MIKN to answer questions concerning the Base TT System and the design and use thereof to personnel of MIKN who will be involved in the further development and service and maintenance of the Base TT System.

     2.6 Development Resources and Expenses. Except as expressly stated in this
         ----------------------------------
Agreement or otherwise mutually agreed, each party will be responsible for its own costs incurred in the development of the Base TT System, the TT System, the TT/ST System and the TT/SJ System and will pay for the costs of the personnel, materials, facilities and equipment it contributes to the Base TT System, the TT System, the TT/ST System and the TT/SJ System development effort.

     2.7 Schedule. Exhibit B hereto lists the dates set forth in this Section 2
         --------
and in Section

3.   DEVELOPMENT OF THE TT/ST SYSTEM AND TT/SJ SYSTEM

     3.1 TT/ST Specifications. Within a mutually agreeable time following the
         --------------------
Closing Date, the parties will agree in writing to the TT/ST Specifications, the TT/ST Schedule and the TT/ST Acceptance Tests for the TT/ST System. Once developed, no modifications may be made to the TT/ST Specifications without both parties' prior written consent.

     3.2 Development of the TT/ST System. MIKN shall exert commercially
         -------------------------------
reasonable efforts to develop the TT/ST System in accordance with the TT/ST Specifications and the TT/ST

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

Schedule for acceptance testing of the TT/ST System by HOC. Development of the TT/ST System shall be complete within a mutually agreed upon time after the Closing Date. MIKN shall notify HOC when MIKN has determined that the TT/ST System is ready for administration of the TT/ST Acceptance Tests.

     3.3 Acceptance by HOC of the TT/ST System. Upon notification by MIKN
         -------------------------------------
pursuant to Section 3.2 above that the TT/ST System is ready for the commencement of the TT/ST Acceptance Tests, MIKN and HOC will jointly conduct the TT/ST Acceptance Tests on the TT/ST System. The TT/ST Acceptance Tests shall be conducted in accordance with the procedures set forth in Section 2.4 above, except that references therein to the Additional Components, the Final TT Specifications and the TT Acceptance Tests shall be deemed to be references, respectively, to the TT/ST System, the TT/ST Specifications and the TT/ST Acceptance Tests. HOC shall notify MIKN in writing in the event that HOC accepts the TT/ST System as having passed all of the TT/ST Acceptance Tests. Notwithstanding the foregoing, in the event HOC rejects the TT/ST System, its rights and remedies under Section 10.3(b) hereof shall be limited to terminating this Agreement only as it pertains to HOC's obligations respecting field testing the TT/ST System under Section 6.2.

     3.4 TT/SJ Specifications. Within a mutually agreeable time following the
         --------------------
Closing Date, the parties will agree in writing to the TT/SJ Specifications, the TT/SJ Schedule and the TT/SJ Acceptance Tests for the TT/SJ System. Once developed, no modifications may be made to the TT/SJ Specifications without both parties' prior written consent.

     3.5 Development of the TT/SJ System. MIKN shall exert commercially
         -------------------------------
reasonable efforts to develop the TT/SJ System in accordance with the TT/SJ Specifications and the TT/SJ Schedule for acceptance testing by HOC. Development of the TT/SJ System shall be complete within a mutually agreed upon time after the Closing Date. MIKN shall notify HOC when MIKN has determined that the TT/SJ System is ready for administration of the TT/SJ Acceptance Tests.

     3.6 Acceptance by HOC of the TT/SJ System. Upon notification by MIKN
         -------------------------------------
pursuant to Section 3.5 above that the TT/SJ System is ready for the commencement of the TT/SJ Acceptance Tests, MIKN and HOC will jointly conduct the TT/SJ Acceptance Tests on the TT/SJ System. The TT/SJ Acceptance Tests shall be conducted in accordance with the procedures set forth in Section 2.4 above, except that references therein to the Additional Components, the Final TT Specifications and the TT Acceptance Tests shall be deemed to be references, respectively, to the TT/SJ System, the TT/SJ Specifications and the TT/SJ Acceptance Tests. HOC shall notify MIKN in writing in the event that HOC accepts the TT/SJ System as having passed all of the TT/SJ Acceptance Tests. Notwithstanding the foregoing, in the event HOC rejects the TT/SJ System, its rights and remedies under Section 10.3(b) hereof shall be limited to terminating this Agreement only as it pertains to HOC's obligations respecting field testing the TT/SJ System under Section 6.2.


4.   SERVICE, MAINTENANCE, AND REGULATORY OBLIGATIONS OF MIKN

     4.1 Assumption by MIKN of Obligations for Service and Maintenance. Upon the
         -------------------------------------------------------------

Turnover Date, as defined in Section 2.2 above, MIKN will assume full responsibility for installing, servicing and maintaining the Base TT System software and hardware previously installed or thereafter installed in any HOC Property.

     4.2 Maintenance of a TT System, TT/ST System and TT/SJ System Test Bed. For
         ------------------------------------------------------------------
so long as MIKN is the exclusive provider of service and maintenance for the TT System, TT/ST System and TT/SJ System for HOC, MIKN shall, on or before installation of the first of each of a TT System Table, TT/ST System Table or a TT/SJ System Table at a HOC Property, maintain a software test bed at MIKN's engineering headquarters in Las Vegas, NV which mirrors the version of the TT System, TT/ST System and TT/SJ System used by HOC at any given time. MIKN agrees to maintain such test bed for the purpose of (i) allowing MIKN to duplicate and correct any problems with the TT System, TT/ST System and TT/SJ System experienced by HOC in actual operation, and (ii) serving as a resource for making improvements and enhancements to the TT System, TT/ST System and TT/SJ System, as HOC may request from time to time. MIKN and HOC shall agree in advance in writing on any payment obligations for such improvements and enhancements.

     4.3 Service and Maintenance of the Base TT System, TT System, the TT/ST
         -------------------------------------------------------------------
System and the TT/SJ System. MIKN shall have the obligation to provide service
---------------------------
and maintenance of the Base TT System, TT System, TT/ST System and TT/SJ System in accordance with the provisions of the Service and Maintenance Agreements attached as Exhibit E hereto.

     4.4 Service and Maintenance Agreements. HOC and MIKN shall enter into
         ----------------------------------
separate Service and Maintenance Agreements with respect to each of the various HOC Properties for service and maintenance of the Base TT and/or TT and/or TT/ST Systems and/or TT/SJ Systems.

     4.5 Regulatory Approval. During the term of this Agreement, MIKN will: (x)
         -------------------
diligently seek, obtain and maintain the approval or license of any regulatory authority in a jurisdiction which is material to the business of HOC that may be required to enable the development, testing, implementation, and/or commercial sale, licensing or distribution and/or use of the: (i) Base TT System; (ii) TT System; (iii) TT/ST System; and (iv) the TT/SJ System; and (y) shall otherwise comply with all other relevant gaming or other regulatory requirements. A jurisdiction is deemed to be "material to the business of HOC if it is: (a) a jurisdiction in which HOC is doing business at the time such failure to comply with (x) or (y) occurs; or (b) one in which HOC has publicly announced plans to do business at the time such failure to comply with (x) or (y) occurs; or (c) one in which MIKN's failure to comply with (x) or (y) above will adversely impact HOC in either of (a) or (b).


5.   ENHANCEMENTS TO HOC'S CASINO MANAGEMENT SYSTEM

     HOC shall exert commercially reasonable efforts at its sole expense to develop and implement any enhancements that need to be made to HOC's Casino Management System in order to complete development of the TT System, the TT/ST System and the TT/SJ System or to interface HOC's Casino Management System thereto in a manner and time frame that does not interfere with MIKN's ability to meet its obligations under this Agreement.

                                 [BLANK PAGE]

6.   HOC COMMITMENTS TO PURCHASE AND INSTALL SYSTEMS

     6.1 Minimum Installation. On or before the later of: [] ([] the "Minimum
         --------------------                                         -------
Date"), HOC agrees to have installed any combination of [] Base TT System Tables
----
and/or TT System Tables and/or TT/ST System Tables and/or TT/SJ System Tables in HOC Properties, inclusive of Base TT System Tables and/or TT System Tables and/or TT/ST System Tables installed prior to the Closing Date or pursuant to
Section 6.2 (the "Minimum"). So long as MIKN maintains exclusivity under the
                  -------
License Agreement, MIKN shall be HOC's exclusive source of supply for all hardware and software comprising the Base TT System, and the TT, TT/ST and TT/SJ Systems. So long as MIKN maintains exclusivity under the License Agreement, for the first [] years after the Turnover Date, MIKN shall be HOC's exclusive source for servicing and maintaining such hardware and software pursuant to Service and Maintenance Agreements. In the event HOC fails to install the Minimum on or before the Minimum Date, MIKN may, at its option, as its sole remedy, either;
(i) declare and deem all License Fees due under Article 8 hereof fully paid up, in which event MIKN's license rights under the License Agreement shall become []; (ii) require HOC to pay MIKN a sum equal to [] ; or (iii) waive HOC's failure to install the Minimum.

     6.2 Field Trials. Within the [] months following the Turnover Date, at
         ------------
MIKN's request, HOC shall allow MIKN to install for field trial and evaluation purposes TT/ST System Tables and TT/SJ System Tables comprising at least []. MIKN shall be HOC's exclusive source of supply for all hardware and software comprising the TT/ST System Tables and TT/SJ System Tables for such field trial and shall be HOC's exclusive source for servicing and maintaining such hardware and software. HOC shall permit the TT/ST System Tables installed in accordance with this Section 6.2 to remain installed at the foregoing HOC Properties for such period of time as may be reasonably necessary for MIKN to obtain any required regulatory approvals in each respective jurisdiction. MIKN shall be responsible for, shall pay for and shall exert commercially reasonable efforts to obtain such regulatory approvals as expeditiously as reasonably possible. HOC shall pay for the TT/ST System Tables and TT/SJ System Tables installed under this Section 6.2 in accordance with the provisions in Section 7. HOC shall cooperate with MIKN in operating and presenting the TT/ST System Tables to regulatory authorities to facilitate prompt approval.

7.   PRICING

     7.1 Price for Systems. During the term of this Master Agreement and subject
         -----------------
to Section 7.5, MIKN agrees to sell Base TT System Tables, TT System Tables, TT/ST System Tables and TT/SJ System Tables to HOC at the following prices (subject to Section 7.4):

         7.1.1 Base TT System Table or TT System Table. For a Base TT System
               ---------------------------------------
Table or TT System Table, [] per Base TT System Table or TT System Table, including training and installation, but excluding wiring (both network and to the table), duties, shipping and sales tax. HOC shall provide one (1) technician for every MIKN installer to assist with installation. MIKN shall provide a software license, service and maintenance, including parts and labor, for a Base TT System Table or TT System Table for a combined total of [] per month per Base TT System Table or TT System Table.

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

         7.1.2 TT/ST System Table. For a TT/ST System Table, [] per system,
               ------------------
including training and installation, but excluding wiring (both network and to the table), duties, shipping and sales tax. HOC shall provide one (1) technician for every MIKN installer to assist with installation. MIKN shall provide a software license, service and maintenance, including parts and labor, for a TT/ST System Table for a combined total of [] per month per TT/ST System Table.

         7.1.3 TT/SJ System Table. For a TT/SJ System Table, [] per system,
               ------------------
including training and installation, but excluding wiring (both network and to the table), duties, shipping and sales tax. HOC shall provide one (1) technician for every MIKN installer to assist with installation. MIKN shall provide a software license, service and maintenance, including parts and labor, for a TT/SJ System Table for a combined total of [] per month per TT/SJ System Table for any TT/SJ System Table ordered within [] months after HOC's acceptance of the TT/SJ System (the "Initial Twelve Month Period"), and thereafter for a combined total of [] per month per TT/SJ System Table.

     7.2 Computer Network Equipment. The pricing set forth in Sections 7.1.1,
         --------------------------
7.1.2 and 7.1.3 above does not include computer servers and computer networking equipment which, at the option of HOC, shall be provided (i) by HOC at no cost to MIKN or (ii) by MIKN at cost plus a [] handling charge.

     7.3 Spare Parts Inventory. The pricing set forth in Sections 7.1.1, 7.1.2
         ---------------------
and 7.1.3 does not include an inventory of spare and replacement parts. HOC agrees to create and pay for an initial inventory of spare and replacement parts at each of the HOC Properties, the size and contents of which shall be specified in the applicable Service and Maintenance Agreement. For so long as HOC has a Service and Maintenance Agreement in effect at an HOC Property, HOC shall have no obligation to restock the inventory of spare and replacement parts at such HOC Property. Instead MIKN shall replenish such inventory at its sole expense in accordance with the Service and Maintenance Agreement.

     7.4 Most Favored Nation. During the term of this Agreement, MIKN warrants
         -------------------
and agrees that: (i) all prices to HOC for Base TT System Tables, TT System Tables, TT/ST System Tables and TT/SJ System Tables will be [ ] (ii) all prices to HOC for delivery or installation in [ ] for all products and services offered by MIKN, except products and services which are purchased through [ ], the items listed in (i) above and custom designed products such as interior and exterior signage, will be [ ] for delivery or installation in [ ] for the same products and services; (iii) all prices to HOC for all products and services for delivery or installation outside of [ ] offered by MIKN, except products and services which are purchased through [ ], the items listed in (i) above and custom designed products such as interior and exterior signage, will be [ ] for delivery or installation outside of [ ] for the same products and services, and (iv) all prices to HOC for all products and services offered by MIKN for delivery and installation [ ], except products and services which are purchased through [ ], the items listed in (i) above and custom designed products such as exterior and interior signage, will be [ ] for delivery or installation in [ ] for the same products and services. If MIKN sells or offers for sale to one or more third party any products or services supplied under this Master Agreement [ ], then MIKN shall notify HOC promptly in writing [ ]. HOC shall be entitled, at its option, to receive [ ] as of the earlier of (i) the offer date; or (ii) the effective date of such third party agreement.

     7.5 Price Protection.
         ----------------

         7.5.1 Hardware and Installation. MIKN will not increase HOC's prices
               -------------------------
for Base TT System Tables, TT System Tables, TT/ST System Tables or TT/SJ System Tables during the first [] months after the Closing Date; provided, however, (i) if the cost of materials and equipment used in the manufacture of Base TT System Tables, TT System Tables, TT/ST System Tables or TT/SJ System Tables supplied to MIKN by third parties increases, MIKN may increase the price charged to HOC for such items, but not by more than the actual increase in such costs to MIKN; and
(ii) MIKN may increase HOC's prices for each of a Base TT System Table, TT System Table, TT/ST System Table and a TT/SJ System Table by an amount equal to the amount directly resulting from an increase in labor or overhead incurred by MIKN, but in no event annually more than the greater of (a) five percent (5%) or
(b) the amount of increase in the Cost

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

of Living Index Average For All Cities in that year over the preceding year. Following such [] period, MIKN may increase prices on any Base TT System Tables, TT System Tables, TT/ST System Tables or TT/SJ System Tables subject to Section 7.4.

          7.5.2 Service and Maintenance. During the first [] after the Closing
                -----------------------
Date, MIKN shall not increase its fees to be paid under the Service and Maintenance Agreements. After such [] period, such monthly service and maintenance fees may not be increased by more than [] annually.

8.   LICENSE FEES AND ROYALTIES TO HOC

     8.1  License Fees. In consideration of HOC's obligations hereunder and of
          ------------
the licenses granted under the License Agreement, MIKN agrees to pay HOC the following license fees.

          8.1.1 Initial License Fee. Upon the Closing Date, MIKN shall pay HOC
                -------------------
an initial license fee ("Initial License Fee") of [    ] payable in
                         -------------------
unregistered MIKN Shares. The share price for determining the number of MIKN Shares deliverable to HOC shall be the Initial Market Price.

          8.1.2 Additional License Fee. If HOC installs in HOC Properties the
                ----------------------
Minimum, HOC shall be eligible to receive an additional license fee ("Additional
                                                                      ----------
License Fee") of up to [] payable in MIKN Shares. The share price for
-----------
determining the number of MIKN Shares deliverable to HOC as the Additional License Fee shall be the lower of (i) the Initial Market Price, and (ii) the average of the high and low price of MIKN Shares on the NASDAQ National Market System on the last trading day immediately prior to the date the Additional License Fee, or any installment thereof, becomes payable. The Minimum may be referred to as HOC's "Initial Installed Base Commitment".
                      ---------------------------------

          The Additional License Fee shall be payable quarterly in arrears in the amount of [] worth of MIKN Shares for each Quota (as defined below) of Points (as defined below) achieved by HOC for the prior fiscal quarter. HOC shall earn [] "Point" per installation of a TT/ST System Table or TT/SJ System Table and [] Point per installation of a Base TT System Table or a TT System Table. "Quota" shall be calculated in accordance with the following formula: []

          8.1.3 Bonus License Fee. If HOC achieves a total of [] Points within
                -----------------
[] after the Minimum Date, HOC shall become eligible to receive a bonus license fee ("Bonus License Fee") of [] worth of MIKN Shares, upon the condition
      -----------------
precedent that HOC installs an additional [] or more TT/ST System Tables and TT/SJ System Tables in HOC Properties within twelve (12) months thereafter. The share price for determining the number of MIKN Shares deliverable to HOC shall be the lower of: (i) the Initial Market Price; or (ii) the average of the high and low price of MIKN Shares on the NASDAQ National Market System on the day the Bonus License Fee becomes payable.

          8.1.4 Adjustment Upon Common Stock Event. Subsequent to the Closing
                ----------------------------------
Date, upon the happening of a Common Stock Event (as hereinafter defined), the Initial Market Price

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Initial Market Price in effect immediately prior to such Common Stock Event by a fraction (i) the numerator of which shall be the number of MIKON Shares issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of MIKN Shares issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Initial Market Price. The Initial Market Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issuance by MIKN of additional MIKN Shares as a dividend or other distribution on the outstanding MIKN Shares, (ii) a subdivision of the outstanding Shares into a greater number of MIKN Shares, or (iii) a combination of the outstanding MIKN Shares into a smaller number of MIKN Shares, whether effected through a stock dividend, stock split, reverse stock split or otherwise.

         8.1.5 Adjustment for Reclassification, Exchange and Substitution. If
               ----------------------------------------------------------
at any time or from time to time after the Closing Date the MIKN Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by
                                                                   ----- ----
a Common Stock Event provided for elsewhere in this Section 8), then appropriate adjustment shall be made to the Initial Market Price to reflect the occurrence of such recapitalization, reclassification or other event.

     8.2 Royalties. MIKN shall pay HOC a royalty of [] for any other system
         ---------
utilizing the TT System Intellectual Property Rights (as defined in Section 1.11 of the License Agreement) sold or leased by MIKN to any party other than to a HOC Property. MIKN shall further pay HOC a royalty of [] for all TT/ST System Tables or TT/SJ System Tables for which MIKN provides maintenance services to a HOC Property pursuant to a Service and Maintenance Agreement. After expiration of the last to expire of the Licensed Patents, the preceding royalties shall be reduced to [] per Base TT System Table, TT System Table, TT/SJ System Table or TT/ST System Table and [] per table per month for TT/ST System Tables or TT/SJ System Tables for which MIKN provides maintenance services.

     8.3 Records and Royalty Reports. MIKN shall keep accurate records of its
         ---------------------------
operations respecting the manufacture and sale, lease or other transfer of the Base TT Systems, TT Systems, TT/ST Systems and the TT/SJ Systems to the extent necessary for the royalties and fees payable hereunder to be determined, including records of the quantity and price of such Systems. MIKN shall prepare quarterly written reports of the same, disclosing the quantity of such Systems sold, leased or otherwise transferred by MIKN and showing the amount of royalties due for such quarter, and shall promptly submit such reports to HOC within thirty (30) days after the end of each quarter, along with the required royalty payment. Such reports shall be certified as true, correct and complete by the Chief Financial Officer of MIKN.

     8.4 Audit. Upon reasonable notice, HOC shall have the right to examine
         -----
MIKN's records relating to sales of the Base TT Systems, the TT Systems, the TT/ST Systems and the TT/SJ Systems through an independent representative during ordinary business hours to the extent necessary to confirm or correct such reports. Such inspections shall be made by a mutually agreeable representative, which representative may furnish to HOC its conclusions as to the accuracy of such reports, as to any discrepancies therein, and as to any adjustment necessary

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

to be made to provide for payment of the proper amount of royalties. In the event that any examination by such mutually agreeable representative reveals that MIKN has underpaid royalties and fees due to HOC by five percent (5%) or more, MIKN shall pay to HOC within five (5) business days of the receipt of written notice by HOC of MIKN's underpayment the full expense of said examination and any additional royalties and fees due; otherwise the costs of such representative shall be paid for by HOC. In addition, in the event of underpaying by MIKN, MIKN shall pay a late fee in the amount of the lesser of one percent (1%) per month or the highest rate allowed by laws of the amount underpaid.

     8.5 Maintenance of Records. MIKN shall maintain all records relating to the
         ----------------------
manufacture, sale, lease or other transfer of the Base TT Systems, TT Systems, TT/ST Systems, and the TT/SJ Systems during the term of this Master Agreement and for a period of five (5) years thereafter.

9.   REGISTRATION RIGHTS

     Upon the Closing Date, MIKN and HOC will execute a Registration Rights Agreement in the form set forth in Exhibit C hereto.

10.  TERM AND TERMINATION

     10.1 Term. Unless earlier terminated in accordance with its terms, this
          ----
Master Agreement shall extend until the expiration date of the License
Agreement.

     10.2 Events of Default by MIKN. The occurrence of any of the following
          -------------------------
events will constitute an "Event of Default by MIKN":

          (a) a material adverse change in the financial condition of MIKN and its consolidated subsidiaries, taken as a whole, that can be reasonably expected to render or prospectively render MIKN incapable of complying with its obligations under this Agreement, the License Agreement, the escrow agreement attached to the License Agreement as Exhibit B, any or all of the Service and Maintenance Agreements or the Registration Rights Agreement, such change to be measured from the Closing Date; or

          (b) MIKN defaults in any material respect under this Agreement, the License Agreement, the escrow agreement attached as Exhibit B to the License Agreement, the Registration Rights Agreement or any of the Service and Maintenance Agreements, and such default is not cured by MIKN within the appropriate cure period stated in the relevant Agreement, or if no cure period is stated, thirty (30) days after HOC gives MIKN written notice of such default or violation; or

          (c) MIKN or any of its Affiliates becomes insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver, liquidator, custodian or trustee for it or for a substantial part of its property or business, or such a receiver, liquidator, custodian, or trustee otherwise is appointed; or

          (d) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors are instituted by or against MIKN or any of its Affiliates, (that, with respect to such Affiliate(s), can be reasonably expected to render or prospectively render MIKN incapable of complying with its obligations under this Agreement, the License Agreement, the escrow agreement attached to the License Agreement as Exhibit B, any or all of the Service and Maintenance Agreements or the Registration Rights Agreement), or any order, judgment or decree is entered against MIKN or any such Affiliate decreeing its dissolution; provided, however, that with respect to an involuntary petition in bankruptcy,
-----------------
such petition has not been dismissed within thirty (30) days after the filing of such petition; or

          (e) This Agreement or the Registration Rights Agreement, the License Agreement, the escrow agreement attached to the License Agreement as Exhibit B, or any of the Service and Maintenance Agreements for any reason (other than the satisfaction in full by MIKN of all its obligations to HOC) cease to be, or are asserted by MIKN not to be, legal, valid and binding obligations of MIKN, enforceable in accordance with their terms, and such occurrence has not been cured within ten (10) days after HOC becomes aware thereof.

     10.3 Remedies of HOC upon Event of Default by MIKN. Except for the
          ---------------------------------------------
occurrence of an Event of Default which is also an Arbitrable Matter, which must be arbitrated prior to HOC exercising its rights under this Section 10.3, upon an Event of Default by MIKN, at HOC's sole option by written notice to MIKN, HOC may do any one or more of the following:

          (a) Exercise all rights and remedies granted under this Agreement, the Registration Rights Agreement, the License Agreement and the Service and Maintenance Agreements, or otherwise available at law or in equity; and/or

          (b) Terminate this Agreement and/or the License Agreement and/or any Service and Maintenance Agreements between MIKN and a HOC Property (as defined in the Master Agreement).

     10.4 Events of Default by HOC. The occurrence of any of the following
          ------------------------
events will constitute an "Event of Default by HOC":
                           -----------------------

          (a) HOC materially defaults under this Agreement (other than HOC's failure to purchase the Minimum), and such default is not cured by HOC within thirty (30) days after MIKN gives HOC written notice of such default; or

          (b) HOC becomes insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver, liquidator, custodian or trustee for it or for a substantial part of its property or business, or such a receiver, liquidator, custodian or trustee otherwise is appointed; or

          (c) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors are instituted by or against HOC, or any order, judgment or decree is entered against HOC decreeing its dissolution; provided, however, that
                                                         -----------------
with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within thirty (30) days after the filing of such petition; or

          (d) This Agreement or the Registration Rights Agreement, the License Agreement, the escrow agreement attached to the License Agreement as Exhibit B, or any of the Service and Maintenance Agreements for any reason (other than the satisfaction in full by HOC of all of its obligations to MIKN) cease to be, or are asserted by HOC not to be legal, valid and binding obligations of HOC, enforceable in accordance with their terms, and such occurrence has not been cured within ten (10) days after MIKN becomes aware thereof.

     10.5 Remedies of MIKN upon Event of Default by HOC. Except for the
          ---------------------------------------------
occurrence of an Event of Default which is also an Arbitrable Matter, which must be arbitrated prior to MIKN exercising its rights under this Section 10.5, upon an Event of Default by HOC, at MIKN's sole option by written notice to HOC, MIKN may do any one or more of the following:

          (a) Exercise all rights and remedies available under this Agreement, the License Agreement, the Service and Maintenance Agreements and at law or in equity; and/or

          (b) Terminate this Agreement and the License Agreement.

     10.6 Effect of Termination or Expiration.
          -----------------------------------

          10.6.1 Termination of Other Agreements. Termination of this Master
                 -------------------------------
Agreement under Section 10.5 (b) shall automatically terminate the License Agreement. Termination of this Master Agreement by HOC upon the occurrence of an Event of Default by MIKN shall entitle HOC, at its option, to terminate at any time one or more of any Service and Maintenance Agreements in effect between MIKN and a HOC Property.

          10.6.2 Payments Due. Upon termination or expiration, either party
                 ------------
will, within ten (10) days thereafter, pay the other party any and all payments and interest due and outstanding as of the date of such termination or expiration.

          10.6.3 Remaining Inventory. Upon termination of this Master Agreement
                 -------------------
for cause or without cause, MIKN shall have [] to distribute any remaining inventory in process and in existence as of the effective date of the termination, subject to the obligation for MIKN to pay royalties hereunder for any such distribution.

          10.6.4 Liability for Termination. EXCEPT FOR DIRECT DAMAGES RESULTING
                 -------------------------
FROM A BREACH OF THE TERMS OF THIS MASTER AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY SORT AS A RESULT OF TERMINATING THIS MASTER AGREEMENT IN ACCORDANCE WITH THE TERMS OF THIS MASTER AGREEMENT.

          10.6.5 Survival. The parties acknowledge and agree that Sections 1,
                 --------
4.3, 8, 10,

Certain confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1934.

11, 12, 13 and 15 of this Master Agreement shall survive termination or expiration.

11.  ARBITRATION

     11.1 Arbitrable Matters. The parties agree to submit to final and binding
          ------------------
arbitration, pursuant to the conditions of this Article 11, in Las Vegas, NV at a location specified by the party seeking such arbitration, disputes to the extent they constitute the following ("Arbitrable Matters"):
                                       ---------- -------

     (a) whether a modification to the Final TT Specifications materially increases the cost to MIKN to develop or manufacture the TT System, and, if so, the amount of appropriate adjustments to the prices HOC shall pay for the TT System hereunder pursuant to Section 2.1;

     (b) whether an Event of Default has occurred within the meaning of Section 10.2(a);

     (c) whether an Event of Default has occurred within the meaning of Section 10.2(b) or 10.4(a), as applicable, with respect to performance of a party's obligations under Sections 2.1, 2.2, 2.2.1, 2.3, 2.4, 2.5, 2.6, 3 and 5 and, if
so, the amount of damages caused to the non-defaulting party by virtue of such Event of Default;

     (d) the computation of the License Fees or royalties due hereunder, including any adjustments to the Initial Market Price as provided in Section 8.1.5;

     (e) whether a party has devoted Substantially Equivalent Resources where required hereunder and, if not, the amount of damages caused to the other party as a result thereof;

     (f) whether the Base TT System, TT System, TT/ST System or the TT/SJ System conforms to the Preliminary TT Specifications, the Final TT Specifications the TT/ST Specifications and the TT/SJ Specifications, respectively; and, if not, the amount of damages caused to HOC as a result thereof; and

     (g) the amount, if any, of price adjustments permitted or required to be made, as applicable, pursuant to the provisions of Section 7.5.1.

     11.2 Arbitration Process.
          -------------------

     (a) The Arbitrators. Any arbitration proceeding shall be conducted by three
         ---------------
(3) arbitrators (the "Arbitrators") and the decision of the Arbitrators shall be
                      -----------
binding on all parties. Each Arbitrator shall have expert competence in accounting matters as to Arbitrable Matters (b), (d), (e) and (g) and in technology matters as to all other Arbitrable Matters. The party desiring to submit any matter relating to the Arbitrable Matters to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party's choice of an Arbitrator, and such party's substantive position in the arbitration. The party receiving such notice shall, within fifteen (15) days (except for Arbitrable Matter (b) above, in which case the time shall be reduced to five (5) days), after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position. The Arbitrators appointed by the parties to the Arbitration shall select an additional arbitrator meeting the aforedescribed criteria. The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection (except for Arbitrable Matter (b) above, in which event the time period shall be reduced to five (5) days).

     (b) Arbitration Procedures. Arbitration shall be conducted in accordance
         ----------------------
with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties. In all arbitration proceedings, the Arbitrators shall be required to agree upon and approve the substantive position advanced by a party with respect to each disputed item, except as to the question of the amount of damages caused to a non-defaulting party. Failure of the Arbitrators to do so shall render the arbitration void and the party who requested such arbitration may avail itself of the provisions of Section 10. Judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Clark County, Nevada, and the parties agree that jurisdiction and venue in Clark County, Nevada are appropriate and approved by such parties.

     (c) Effect of Arbitration. Following the conclusion of arbitration, if the
         ---------------------
Arbitrators agree upon and support the substantive position advanced by the party seeking arbitration and such position is that an Event of Default by the other party has occurred by reason of the issue being arbitrated (the "Prevailing Party") the Prevailing Party may avail itself of the remedies
 ----------------
provided for in Section 10 (other than instituting litigation with respect to the disputed issues that have been arbitrated).

     (d) Matters That Are Not Arbitrable Matters. Neither party shall have any
         ---------------------------------------
obligation to arbitrate any disputes arising out of or relating to this Agreement that are not expressly defined in this Section as Arbitrable Matters. In addition, HOC shall have no obligation to arbitrate any action for preliminary or other injunctive or equitable relief within the provisions of
Section 15.13 below.

12.  LIMITATION OF LIABILITY AND INDEMNITY

     12.1 Disclaimer of Certain Types of Damages. IN NO EVENT WILL MIKN OR HOC
          --------------------------------------
BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS MASTER AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF MIKN AND HOC HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

     12.2 Indemnity. The following terms apply to any infringement or claim of
          ---------
infringement of any patent, trademark, copyright, trade secret, or other proprietary interest based on the licensing, use, or sale of the TT/ST System or TT/SJ System or the Software or Hardware of the TT/ST System or the TT/SJ System (as those terms are defined in the Service and

Maintenance Agreements). MIKN shall indemnify HOC for any loss, damage, expense, or liability, including costs and reasonable attorneys' fees finally awarded, that may result by reason of any such infringement or claim, except where such infringement or claim arises solely from MIKN's adherence to HOC's written instructions or directions which involve the use of merchandise or items other than (i) commercial merchandise which is available on the open market or is the same as such merchandise; or (2) items of HOC's origin, design, or selection; and HOC shall so indemnify MIKN in such excepted cases. Each party shall defend or settle, at its own expense, any action or suit against the other for which it is responsible hereunder. Each party shall notify the other promptly of any claim of infringement for which the other is responsible, and shall cooperate with the other in every reasonable way to facilitate the defense of any such claim.

     12.3 Remedies. In addition, in the event an injunction or order shall be
          --------
obtained against the use of any component of the TT/ST System or TT/SJ System by reason of any such infringement allegation or if, in MIKN's sole opinion, the TT/ST System or TT/SJ System or any component thereof is likely to become the subject of a claim of infringement or violation of any existing patent, copyright, trademark, trade secret, or other proprietary right of a third party, MIKN will, without in any way limiting the foregoing, in MIKN's sole discretion and at MIKN's expense either (1) procure for HOC the right to continue using the item; (2) replace or modify the item so that it becomes noninfringing, but only if the modification or replacement does not, in HOC's reasonable opinion, adversely affect the functional performance or specifications for the item or its use by HOC, or (3) if neither (1) nor (2) above is practical, remove the item from HOC and refund to HOC all fees advanced by HOC Properties under each of the Service and Maintenance Agreements for each of the HOC Properties less a pro rata portion for periods of use prior to removal, and release HOC from any further liability.

13.  CONFIDENTIAL INFORMATION

     Each party agrees to keep all Confidential Information of the other party to which it has access hereunder strictly confidential, not to use such information except in the performance of this Master Agreement or as permitted by the licenses granted under the License Agreement, and not to disclose any such Confidential Information to any person or entity other than its own employees and agents who have a need to know and who have been informed in advance of the receiving party's obligations with respect to such Confidential Information. Each party will use all reasonable efforts to protect such Confidential Information from unauthorized use or disclosure, but in no event less effort than it uses to protect its own confidential information from unauthorized use or disclosure.

14.  FEEDBACK

     In fulfilling their obligations under this Agreement, the License Agreement, and the Service and Maintenance Agreements, MIKN and HOC will work cooperatively and closely with management at the HOC Properties using the Base TT System, TT System, TT/SJ System and/or the TT/ST System and will endeavor in good faith to minimize interference with the ongoing business of the property and to maximize the usefulness and functionality of the Base

TT System, TT System and/or the TT/ST System and/or the TT/SJ System. The parties acknowledge that this may require regular surveys of the users of the Base TT System, TT System and/or the TT/ST System and/or the TT/SJ System and meetings between representatives of the HOC Properties, HOC and MIKN.

15.  GENERAL

     15.1 Entire Agreement. This Master Agreement and its Exhibits, together
          ----------------
with the License Agreement, the Registration Rights Agreement and the various Service and Maintenance Agreements, constitute the complete agreement of the parties and supersede any other agreements, written or oral, concerning the subject matter hereof.

     15.2 Succession and Assignment. Neither party may assign or delegate any of
          -------------------------
its rights or obligations hereunder without the other party's prior written consent, and any assignment or delegation without such consent shall be void; provided, that the rights and obligations of HOC under this Master Agreement may be assigned and delegated by HOC (i) by operation of law, (ii) to a wholly-owned subsidiary of HOC, and/or (iii) to anyone acquiring all or substantially all of the assets or stock of HOC. Subject to the foregoing sentence, the terms and conditions of this Master Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     15.3 Notices. Any notice required or permitted under this Master Agreement
          -------
will be given in writing and will be deemed effectively given (i) upon personal delivery; (ii) upon transmission by facsimile; (iii) three (3) business days following deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid; or (iv) one (1) business day after being dispatched via nationally recognized overnight express courier. Each party's address for notice under this Master Agreement will be:

          To MIKN:                            To HOC:
          -------                             ------
          Mikohn Gaming Corporation           Harrah's Operating Company, Inc.
          1045 Palms Airport Drive            1023 Cherry Road
          Las Vegas, NV  89119                Memphis, TN 38117
          Attn:  Charles McCrea, Esq.         Attn: Messrs. John Boushy and
          Fax No.: (702) 263-1695             John McConomy, Esq.
                                              Fax No.: (901) 762-8914

                                              with a copy to:

                                              David L. Hayes, Esq.
                                              Fenwick & West LLP
                                              Two Palo Alto Square
                                              Palo Alto, CA 94306
                                              Fax No.: (650) 494-1417

     15.4 Governing Law. This Master Agreement shall be governed and construed
          -------------
in accordance with the laws of the State of Nevada, without reference to or application of its

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

conflicts of law principles.

     15.5 No Agency. Neither party is to be construed as the agent, partner, or
          ---------
joint venturer or to be acting as the agent, partner or joint venturer of the other party hereunder in any respect.

     15.6 Multiple Counterparts. This Master Agreement may be executed in
          ---------------------
several counterparts, all of which taken together shall constitute one single Master Agreement between the parties.

     15.7 Modification; Waiver. No waiver , consent or amendment with respect to
          --------------------
this Master Agreement will be binding unless it is set forth in writing and signed by both of the parties thereto. No course of dealing between MIKN and HOC will operate as a waiver or modification of any party's rights under this Master Agreement. No delay or failure on the part of either party in exercising any right or remedy under this Master Agreement will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

     15.8 Severability. If any one or more of the provisions of this Master
          ------------
Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Master Agreement shall not in any way be affected or impaired thereby.

     15.9 Amendments in Writing. Any amendment to this Master Agreement shall be
          ---------------------
in writing and signed by both parties hereto.

     15.10 Interpretation. Since this Master Agreement was prepared by both
           --------------
parties hereto, it shall not be construed against any one party as the drafting party.

     15.11 Force Majeure. With the exception of the obligation to pay monies due
           -------------
and owing, each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, governmental action or inaction, laws, orders, regulations, directions or requests, or as a result of events such as acts of public enemies, earthquakes, fires, floods, strikes or other labor disturbances of the other party or any third party, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof.

     15.12 Compliance with Laws. Both parties will comply with all laws and
           --------------------
regulations applicable to their respective activities under this Master
Agreement.

     15.13 Equitable Relief. Due to the proprietary and sensitive nature of this
           ----------------
Master Agreement, HOC will be entitled to preliminary or other injunctive or equitable relief to remedy any actual or threatened dispute arising from any actions in breach of any of obligations under this Master Agreement.

     15.14 Rights and Remedies Cumulative. The rights and remedies herein
           ------------------------------
provided will
be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

     15.15 Attorney's Fees and Court Costs. In the event of any litigation or
           -------------------------------
arbitration arising out of or relating to this Agreement, the prevailing party in such litigation or arbitration shall be entitled to its reasonable attorney's fees and to its court costs.

     15.16 Press Release, Advertising. Neither party shall use the other's name,
           --------------------------
trademarks, service marks, or tradenames in any advertising, promotion or publicity without the prior written permission of HOC. Neither party shall issue any press release concerning the matters contemplated by this Agreement without the prior written consent of the other party, except as may be required by law or regulation. The parties agree that the press release(s) in the form attached as Exhibit H will be issued on or after the Closing Date.

     IN WITNESS WHEREOF, the authorized representatives of the parties hereto have signed this Master Agreement as of the date and year last set forth below.

HOC:                                        MIKN:

By:________________________________         By:________________________________

Name:______________________________         Name:______________________________

Title:_______________________________       Title:_____________________________

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